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                              Exhibit 21.1


                       SUBSIDIARIES OF REGISTRANT


CRC of Branson, Inc.
Country Tonite Enterprises, Inc.
Casino Building Corporation
CRC of Tennessee, Inc.
CRC Palace, Inc.
Recreation Property Consultants, Inc.
Casino Entertainment Corporation of America
Country Tonite Theatre, LLC